CERTAIN COMPENSATION AND BENEFIT
ARRANGEMENTS WITH
HEALTH NET, INC.’S
NON-EMPLOYEE DIRECTORS
AS AMENDED AND RESTATED ON JULY 27, 2006

Upon recommendation of the Governance Committee of the Board of Directors of Health Net, Inc. (the “Company”), the Board of Directors of the Company (the “Board”) has approved the following compensation and benefit arrangements with each non-employee director of the Board in respect of his/her service on the Board:

•	an annual retainer of $45,000 per year for each non-employee director;

•	an annual retainer of $10,000 per year for the Chair of each of the Compensation Committee, Governance Committee and Finance Committee;

•	an annual retainer of $15,000 for the Chair of the Audit Committee;

•	meeting fee of $2,000 for each meeting of the Board of Directors attended, and a $1,000 fee for each committee meeting attended, other than the Audit Committee, which meeting fee is $2,000 for each audit committee meeting attended;

•	in lieu of the above listed retainer and meeting fees, the Chairman of the Board receives $16,667 per month for his services;

•	reimbursement of customary expenses for attending Board, committee and shareholder meetings; and

•	optional medical, dental and vision coverage for non-employee directors and their eligible dependents, which directors can continue to utilize following their retirement from the Board. Non-employee directors will pay monthly premiums for any such coverage they elect at the same rates paid by Company employees without taking into account the Company’s subsidization of employees’ monthly premiums.

In addition, the non-employee directors of the Company are eligible to participate in the Company’s 2006 Long-Term Incentive Plan (the “Plan”). Under the Plan, shares of Common Stock are reserved for initial grants of nonqualified stock options to directors when they join the Company’s Board and automatic annual grants of nonqualified stock options on each year such director is re-elected to the Company’s Board. Each non-employee director grant entitles the optionee to purchase the granted number of shares of Common Stock (which number is determined pursuant to grant formula provisions approved by the Board of Directors) at an exercise price equal to the fair market value of Common Stock on the date of such grant. Each grant vests as to 33 1/3% of the shares each year on the anniversary of the date of the grant, provided that the options become immediately exercisable in the event of a “change in control” of the Company, as defined in the Plan.

Furthermore, the Company maintains a deferred compensation plan pursuant to which non-employee directors are eligible to defer up to 100% of their compensation. The compensation deferred under such plan is credited with earnings or losses measured by the rate of return on investments elected by plan participants. Each plan participant is fully vested in all deferred compensation and earnings credited to his or her account.